CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Senior Notes	$1,250,000,000	$143,250

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Rule 424(b)(2)

Registration No. 333-173636

PRICING SUPPLEMENT TO PROSPECTUS DATED APRIL 21, 2011, AS SUPPLEMENTED BY

PROSPECTUS SUPPLEMENT DATED APRIL 21, 2011, AND

SUPPLEMENTAL TO THE OFFICERS’ CERTIFICATE AND COMPANY ORDER DATED APRIL 21, 2011

NO. 2 DATED OCTOBER 27, 2011

U.S. BANCORP

Medium-Term Notes, Series T (Senior)

Medium-Term Notes, Series U (Subordinated)

CUSIP No.:	91159HHB9

Series:

☒ Series T (Senior)
☐ Series U (Subordinated)

Form of Note:

☒ Book-Entry
☐ Certificated

Principal Amount:	$1,250,000,000

Trade Date:	October 27, 2011

Original Issue Date:	November 3, 2011

Maturity Date:	November 15, 2016

Base Rate (and, if applicable, related Interest Periods):

☒ Fixed Rate Note
☐ Commercial Paper Note
☐ Federal Funds Note
☐ Federal Funds (Effective) Rate
☐ Federal Funds Open Rate
☐ Federal Funds Target Rate
☐ LIBOR Note
☐ EURIBOR Note
☐ Prime Rate Note
☐ CD Rate Note
☐ Treasury Rate Note
☐ CMT Rate Note
☐ Reuters Page FRBCMT
☐ Reuters Page FEDCMT
☐ One-Week ☐ One-Month
☐ Other Base Rate (as described below)
☐ Zero Coupon Note

Agent’s Commission:	$1,775,000

Redemption Date:	October 14, 2016

Redemption Terms: Redeemable in whole or in part on or after the Redemption Date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to the date of redemption. U.S. Bancorp shall provide 10 to 60 calendar days notice of redemption to the registered holder of the note.

Issue Price (Dollar Amount and Percentage of Principal Amount):

Amount:	$1,246,800,000 / 99.744%

Proceeds to the Company:	$1,245,025,000

Interest Rate/Initial Interest Rate:	2.20%

Interest Payment Dates:	May 15 and November 15, beginning May 15, 2012

Regular Record Dates:	15 Calendar Days prior to each Interest Payment Date

Interest Determination Dates:

Interest Reset Dates:

Index Source:

Index Maturity:

Spread:

Spread Multiplier:

Maximum Interest Rate:

Day Count:	30/360

Minimum Interest Rate:

For Original Issue Discount Notes:

Original Issue Discount %:

Yield to Maturity:

Original Issue Discount Notes:

☐ Subject to special provisions set forth therein with respect to the principal amount thereof payable upon any redemption or acceleration of the maturity thereof.

☐ For Federal income tax purposes only.

	Price to Public	Agents’ Commissions or Discount	Proceeds to U.S. Bancorp
Per Note	99.744%	0.142%	99.602%
Total	$1,246,800,000	$1,775,000	$1,245,025,000

Other Terms: We expect that delivery of the securities will be made against payment therefor on or about the Original Issue Date specified above, which will be the fifth business day following the Trade Date (this settlement cycle being referred to as T + 5). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the Trade Date or the first business day after the Trade Date will be required, by virtue of the fact that the securities initially will settle in T + 5, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement and should consult their own advisor.

Name of Agent and Delivery Instructions:	/s/ Kenneth D. Nelson	(authorized officer)

Credit Suisse Securities (USA) LLC; Deutsche Bank Securities Inc.;
U.S. Bancorp Investments, Inc.	/s/ John C. Stern	(authorized officer)

DTC #573